                                  EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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


                                                 Three Months            Nine Months
                                                     Ended                  Ended
                                               December 31, 1997      December 31, 1997
                                               -----------------      -----------------


Net Income                                        $   37,315               104,855
                                                    ========               =======

Weighted average shares outstanding                  224,303               228,207

Reduction for common shares not yet released by
  Employee Stock Ownership Plan                      (14,463)              (14,801)
                                                    --------               -------

Total weighted average common shares
 outstanding for basic computation                   209,840               213,406
                                                    ========               =======

Primary earnings per share                        $     0.18                  0.49
                                                    ========               =======

Total weighted average common shares
 outstanding for basic computation                   209,840               213,406

Common stock equivalents due to dilutive effect
  of stock options                                     1,411                   470
                                                    --------               -------

Total weighted average common shares and
  equivalents outstanding for diluted
  computation                                        211,251               213,876
                                                    ========               =======

Diluted earnings per share                        $     0.18                  0.49
                                                    ========               =======
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